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                                                                      Exhibit 10


        SUMMARY OF TERMS OF UGI CORPORATION 1999 RESTRICTED STOCK AWARDS


GENERAL

On June 4, 1999, the Board of Directors approved restricted stock awards for ten individuals in the aggregate amount of 103,000 shares. Certificates for the shares were issued in the name of each grantee. The certificates will be held by the Company until the restriction period ends or the grantee forfeits the shares. Each grantee has all rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends. There is no performance contingency attached to the grant, other than the rendering of services to the Company or one of its subsidiaries until the restriction period ends.

FORFEITURE

If the grantee's employment with the Company or its subsidiaries terminates for any reason during the restriction period, other than due to death or disability, the grantee will forfeit all restricted shares.


RESTRICTION PERIOD

The restriction period began June 4, 1999 and will terminate no later than June 3, 2003. The restricted shares may not be transferred during the restriction period. After four years, all restrictions lapse and each grantee will receive the shares. However, the restriction period will end immediately upon a change of control of the Company. In addition, after June 3, 2001, the restriction period will end whenever the average daily sales price of a share of UGI common stock on the New York Stock Exchange exceeds $26 for a period of ten consecutive trading days commencing on or after June 4, 2001.




June 4, 1999